Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-37262, 333-88510, 333-116250, 333-159369, 333-175943, and 333-190214) of our report dated February 24, 2017 except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the presentation of cash payments made on the employees’ behalf for withheld shares on the statement of cash flows as described in Note B to the consolidated financial statements which is as of August 25, 2017 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Terex Corporation's Current Report on Form 8-K dated August 25, 2017.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut
August 25, 2017